Don Currie

Dear Don:

RE:

CONSULTING AGREEMENT between MGN Technologies, Inc. and ECON Investor Relations (ECON) www.GamingIndustryStocks.com and www.InvestorIdeas.com

Further to the discussion between ECON Investor Relations and your Company we are pleased to set out the terms of the Company engaging our services:

Internet Marketing - Public Relations - Corporate Strategies - Industry Research:

Customized Programs For Public and Private Companies.

2005 AGREEMENT

Effective date on the __________ day of __________2005 by __________________, a corporation with an office located in ______________ (the "Company") and ECON Investor Relations and www.GamingIndustryStocks.com. PRIVATE corporations (the "Consultant"), with offices in Delta B.C. and Point Roberts WA respectively.

CONSULTING SERVICES

1.

The Company hereby retains InvestorIdeas.com, a global investor and industry internet portal, and related industry specific sub portal(s) to render services with respect to the following, including but not limited to:

I.

Develop corporate pages on our site to include your news, management profile, corporate profile, SEC links and other pertinent corporate information.

II.

Maintain and update your company section on the portals with all news to be posted the day of your release.

III.

Distribute your company news to our current and growing database of media, industry, shareholders, analysts, fund mangers, investors and brokers specifically related to gaming stocks. In addition, InvestorIdeas features a section on our site where interested investors are able to request additional information regarding your company; these investors are automatically added to ongoing distribution.

IV.

Initiate coverage on www.GamingIndustryStocks.com, and www.InvestingInWireless.com   with introductory portal news as a "featured company" to a major wire service.

V.

ECON will feature your company in www.GamingIndustryStocks.com and www.InvestingInWireless.com portal news related to your technology sector, and include the company in all relevant general news, promotions and interviews when possible. A company’s visibility expands significantly through inclusion in the professional portal releases with well- known industry experts or larger companies in the sector. We receive full permission and ‘sign off’ by all participants; therefore news is picked up under the stock symbols of all participating companies.

VI.

Direct media, and interviews to key management and experts at your company, as our portal receives enquiries on an ongoing basis.

VII.

Inclusion of your company in all relevant online investor forums. Client’s first forum fee will be waived, and participation in all future forums will be provided at a substantially discounted rate (non featured companies $1500 value) http://www.investorideas.com/forums/.

VIII.

InvestorIdeas writers and staff will conduct audio interviews with your company's management and profile the audio interview online and in company portal news releases.

IX.

InvestorIdeas.com monthly newsletter consists of company news, industry updates, investment research and developing trends. Your company news will be included in the newsletter that is opt-in subscriber based only, sent to approximately 6000 subscribers (and growing daily) http://www.investorideas.com/Resources/Newsletter.asp

2.

The Consultant hereby accepts such retention on the terms and conditions herein set forth and agrees to use its best efforts to perform these services at the request of the Company.

3.

Consultant recognizes and confirms that some of the information to be provided by the Company is non-public, confidential or proprietary in nature. Consultant hereby agrees that such information will be kept confidential and will not, without the prior consent of the Company, be disclosed by them, their agents or employees, except as otherwise required by law.

4.

Before release of any information by the Consultant referring to the Company or which uses the Company's name in a manner that may result in public dissemination thereof, Consultant shall furnish copies of all documents (including any digital or "streaming" transmissions) presentations, or prepared oral statements to the Company.

5.

Our industry specific investor forums create an opportunity for interested investors and media to track sectors in a one-day event. All featured companies will be offered investor conference forum participation at a substantial discount. (Non-featured companies $1500) Please review our current 2005 pending schedule http://www.investorideas.com/forums.

TERM

The term of this Agreement shall commence on___________________ for one year with an option to renew. Both parties have the right to terminate this agreement based on 30 days written notice.

COMPENSATION

In full consideration and compensation for the consulting services to be rendered to the Company by the Consultant, the Consultant shall be remunerated as follows:

1.

The Company shall pay ECON, a fee of $4000 US Funds per month for the services rendered by ECON on the Company's behalf. First month and last month (based on 30 days notice) are due upon signing of agreement.

2.

In addition to the fees set out above, the Company shall forthwith request the Client to grant shares to the Consultant, under the following terms and conditions:

I.

The Company will issue common shares equivalent to $5000 the first month of service as a one-time fee. The company will accept non -registered 144 shares in good faith.

II.

Such shares will be registered for free trading in the next registration (piggy back rights) document if filed by the Company.

III.

Consultant agrees to disclose its compensation in disclaimer as required by U.S., Canadian, and "Blue Sky" Securities Laws or as mandated by any forum in which the Company's securities are traded.

3.

In the event, 3rd Party Collection becomes necessary, the signee is responsible for all reasonable attorney and collection fees, up to and including litigation.

EXPENSES

The Company agrees to reimburse the Consultant for reasonable expenses in connection with the services stated above, including advertisement placement and travel expenses. Expenses that are billed to the Consultant on behalf of the Company are Subject to a 10% surcharge to cover the Consultant's administrative costs and liability. Expenses over $100 are subject to approval by the Company. Expenses are expected to include phone, mailings & fax, while ____________ will incur all News Wire Distribution Costs. All travel in the future related to ____________ must be pre-approved and agreed upon.

The Company agrees to pay their percentage pro rata fees of portal releases with other public companies included in the release, with an average cost of $200 per release (total cost).

COMPANY'S OBLIGATIONS

The Company shall make available to the Consultant all information concerning the business, assets, operations and financial condition of the Company, which the Consultant reasonably requests in connection with the performance of its obligations.

The Consultant may rely on the accuracy of all such information without independent verification.

The Company shall provide the personnel and materials necessary to prepare and send information to investors and brokers as required by the Consultant.

CONSULTANT'S OBLIGATIONS

The Consultant warrants that it has all the applicable licenses and qualifications to do business in the United States and Canada. The Consultant agrees to comply with all Laws and regulations of the United States of America and of the specific states and Canada and provinces regarding all of its activities in representing the Company, including but not limited to, general public relations activities, advertising, and communications with stockholders, investors and consumers. The Consultant agrees to comply with all disclosure laws, regulations and opinions enforced by the Securities and Exchange Commission, any other applicable Federal, state, or provincial agency, self-regulatory organization, or any forum in which the Company's securities are traded. ECON complies with all disclosure laws on its disclaimer at http://www.investorideas.com/About/Disclaimer.asp

CONFIDENTIALITY

The Consultant hereby agrees to maintain in the strictest confidence all such information provided to it by the Company, provided that the Company, as confidential information, first identifies such information. ECON agrees to sign a separate confidentiality agreement at the Company's request.

INDEMNIFICATION

The Company shall indemnify and hold harmless the Consultant against any and all loss, liability, damage, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Consultant may suffer, sustain or become subject to, as a result of, or in connection with, the performance of their obligations under this Agreement, except for any loss, liability or expense which is suffered as the result of, or in connection with, the Consultant's willful misconduct, or reckless or grossly negligent conduct, provided that the Consultant shall give prompt written notice to, and shall cooperate with and render assistance to, the Company regarding any such claim or lawsuit, and provided further the Company shall have the option to undertake and conduct the defense of any such claim or law suit. Consultant agrees to indemnify and hold harmless the Company from any and all loss, liability, damages, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Company may suffer, Sustain or become subject to, as a result of or in connection with Consultant's willful misconduct, reckless or grossly negligent conduct.

ASSIGNMENT

No interest of any party under this Agreement may be assigned or otherwise transferred except with the written consent of the other party.

ARBITRATION

Any controversy arising out of, connected to, or relating to any matters herein of the transactions with Consultant and Company (including officers, directors, affiliates, agents, promoters, advisers) on behalf of the undersigned, or this Agreement, or the breach thereof, including, but not limited to any claims of violations of Federal and/or State Securities Acts, Canadian or other foreign jurisdiction securities laws, Banking Statutes, Consumer Protection Statutes, Environmental Statutes, Federal and/or State anti-Racketeering (e.g. RICO) claims as well as any common law claims and any State Law claims of fraud, negligence, negligent misrepresentations, and/or conversion shall be settled by arbitration; and in accordance with this paragraph and judgment on the arbitrator's award may be entered in any court having jurisdiction thereof in accordance with the provisions of the State of Incorporation Law.

Please indicate acceptance of these terms by signing below where indicated and returning a copy to our office.

ECON INVESTOR RELATIONS

____________________________

___________________________

Ms. Dawn Van Zant, Director                __________________________

Date:

Dawn Van Zant
dvanzant@investorideas.com
Suite 102 - 1385 Gulf  Road, Pt Roberts - WA  98281 - USA
Toll Free: 800.665.0411- Toll Free Fax: 866.735.3518

Global Investor Research Portal

www.GamingIndustryStocks.com and www.InvestorIdeas.com